Exhibit 99.1

OUTERWALL INC. ANNOUNCES 2014 FIRST QUARTER RESULTS

Reports Strong Profitability and Cash Flow;

Total Revenues of $600.4 Million Grew 4.7% Year-Over-Year;

Repurchased Approximately 6.0 Million Shares for $420.8 Million During the Quarter;

Raises Full-Year 2014 Earnings Guidance

BELLEVUE, Wash.—May 1, 2014—Outerwall Inc. (Nasdaq: OUTR) today reported financial results for the first quarter ended March 31, 2014.

“We are off to a solid start this year as demonstrated by our first quarter 2014 results,” said J. Scott Di Valerio, chief executive officer of Outerwall Inc. “As the leader in automated retail, we are focused on bringing innovative products and services to consumers. We believe we are well-positioned to execute in 2014 as we continue to leverage our core capabilities and achieve greater operational efficiencies to drive shareholder value.”

	2014 First Quarter	2013 First Quarter	Change %
GAAP Results
• Consolidated revenue	$600.4 million	$573.3 million	4.7%
• Net income	$23.2 million	$22.6 million	2.5%
• Income from continuing operations	$23.9 million	$28.0 million	(14.7)%
• Diluted EPS from continuing operations	$0.96	$0.97	(1.0)%
• Net cash provided by operating activities	$94.3 million	$41.1 million	129.4%

Core Results*
• Core adjusted EBITDA from continuing operations	$117.6 million	$110.2 million	6.7%
• Core diluted EPS from continuing operations	$1.27	$1.12	13.4%
• Free cash flow	$67.6 million	$7.9 million	759.4%

*  Refer to Appendix A for a discussion of Use of Non-GAAP Financial Measures and Core and Non-Core Results.

Highlights from the first quarter of 2014 include:

•	Consolidated revenue of $600.4 million, an increase of 4.7% compared with the first quarter of 2013

•	Core diluted earnings per share from continuing operations were $1.27, an increase of 13.4% compared with $1.12 in the first quarter of 2013

•	The company repurchased approximately 6.0 million shares for $420.8 million, including approximately 5.3 million shares of common stock through a tender offer at a purchase price of $70.07 per share, excluding fees and expenses related to the tender offer

•	Free cash flow increased substantially year-over-year to $67.6 million reflecting working capital benefits, lower capital expenditures and higher profitability compared with the first quarter of 2013

•	Mark Horak, formerly president of the Americas at Warner Bros., joined Outerwall as president of Redbox on March 17, 2014; James Gaherity was promoted to president of Coinstar; and Maria Stipp was appointed president of ecoATM

“Our financial results in the first quarter of 2014 were stronger than expected,” said Galen C. Smith, Outerwall’s chief financial officer. “Our focus on growing the business and managing expenses resulted in higher revenues, improved Redbox and Coinstar segment operating margins and strong free cash flow in the quarter. In addition, we repurchased approximately 6.0 million shares during the quarter, reflecting our commitment to returning cash to shareholders and our confidence in the future performance of the company. As a result, we are raising our 2014 earnings guidance.

“Our second quarter 2014 guidance reflects significantly lower box office and fewer titles than the second quarter of 2013,” continued Smith. “However, we continue to expect that rents and revenue per kiosk will be up year-over-year in the third and fourth quarters.”

CONSOLIDATED RESULTS

Consolidated revenue for the first quarter of 2014 increased $27.1 million, or 4.7% to $600.4 million compared with $573.3 million for the first quarter of 2013. The year-over-year revenue growth was primarily due to the inclusion of the ecoATM business that the company acquired on July 23, 2013, and an increase in same store sales and newly installed and relocated kiosks in both the Redbox and Coinstar lines of business.

Operating income for the first quarter of 2014 was $58.7 million compared with operating income of $56.7 million in the first quarter of 2013. The operating margin was 9.8% in the first quarter of 2014 compared with 9.9% in the first quarter of 2013.

Income from continuing operations for the first quarter of 2014 was $23.9 million, or $0.96 earnings per diluted share from continuing operations, compared with $28.0 million, or $0.97 per diluted share, in the first quarter of 2013. The decrease in income from continuing operations in the first quarter of 2014 compared with the first quarter of 2013 was primarily due to increased interest expense related to the $350.0 million in Senior Notes issued on March 12, 2013 and an increased loss from equity method investments.

Core adjusted EBITDA from continuing operations for the first quarter of 2014 was $117.6 million, compared with $110.2 million in the first quarter of 2013. The year-over-year increase was primarily due to an increase in Redbox and Coinstar segment operating income.

Core diluted earnings per share from continuing operations for the first quarter of 2014 were $1.27, compared with $1.12 per diluted share in the first quarter of 2013. Non-core adjustments for the first quarter of 2014 include restructuring costs, compensation expense for rights to receive cash issued in connection with the company’s acquisition of ecoATM, loss from equity method investments, and a tax benefit from a net operating loss adjustment.

Net cash provided by operating activities in the first quarter of 2014 was $94.3 million, compared with $41.1 million in the first quarter of 2013. The increase was primarily due to an increase in net operating cash inflows from changes in working capital, including a $24.0 million cash tax refund from 2013 that was received in January 2014.

Cash capital expenditures for the first quarter of 2014 were $26.7 million compared with $33.2 million in the first quarter of 2013.

Free cash flow for the first quarter of 2014 was $67.6 million, compared with $7.9 million in the first quarter of 2013, primarily driven by higher net operating cash flow and lower capital expenditures.

SEGMENT RESULTS

Redbox

Redbox segment revenue increased $7.7 million, or 1.5%, to $515.7 million in the first quarter of 2014 from $507.9 million in the first quarter of 2013. Redbox generated approximately 200.0 million rentals in the quarter, an increase of 1.2% compared with the first quarter of 2013.

Redbox same store sales increased 1.0% in the first quarter of 2014 compared with a decrease of 11.8% in the first quarter of 2013, primarily due to a stronger movie slate release in the first quarter of 2014 and despite the Winter Olympics in February. Net revenue per rental was $2.58, an increase of $0.02, or 0.8%, from the first quarter of 2013. The increase was primarily the result of a 38.1% reduction in promotional spend as the company continued its focus on increasing promotional efficiency.

Redbox segment operating income in the first quarter of 2014 was $102.9 million, an increase of 11.7% compared with the first quarter of 2013. Segment operating margin was 20.0%, an increase of 190 basis points from the first quarter of 2013, primarily due to a $7.7 million increase in revenue and a $3.8 million decrease in general and administrative expenses resulting from the restructuring that the company announced in December 2013 and the company’s focus on general and administrative expense reductions.

Coinstar

Coinstar segment revenue was $68.8 million, an increase of 5.2%, compared with $65.4 million in the first quarter of 2013. Same store sales grew 3.1% in the first quarter of 2014 compared with 0.2% in the first quarter of 2013 primarily due to the price increase for all U.S. grocery retail locations for the coin voucher product that was implemented on October 1, 2013. The average transaction size in the first quarter of 2014 increased 3.9% to $40.76 from the first quarter of 2013.

Coinstar segment operating income was $22.7 million, an increase of 22.1% compared with the first quarter of 2013, and Coinstar segment operating margin was 33.1%, an increase of 460 basis points compared with the first quarter of 2013. Both increases were primarily the result of the U.S. price increase and cost reductions across its field organization.

New Ventures

During 2013, the company discontinued the Orango, Rubi™, Crisp Market™ and Star Studio™ ventures previously included in its New Ventures operating segment. The company reclassified the results of these four ventures to discontinued operations for all periods presented. The shutdown process was substantially complete as of March 31, 2014.

New Ventures segment revenue was $16.0 million in the first quarter of 2014, primarily due to the inclusion of the ecoATM business that the company acquired in July 2013. The segment operating loss in the first quarter of 2014 included an increase in direct operating expenses related to the ecoATM business, including the costs for servicing the kiosks and payment to the retailers for use of their space. As the company installs additional ecoATM kiosks and the existing kiosks continue to ramp, the company expects to leverage a greater share of the direct operating expenses. During the first quarter of 2014, ecoATM expanded its pilot in the mass channel and ended the quarter with more than 900 kiosks.

SHARE REPURCHASES AND CAPITAL STRUCTURE

On January 30, 2014, Outerwall’s board of directors approved an additional repurchase program of up to $500.0 million of common stock plus the cash proceeds received from the exercise of stock options to its remaining authority of $201.3 million.

During the first quarter of 2014, the company repurchased approximately 6.0 million shares of its common stock for $420.8 million, including 736,000 shares at an average price of $67.93 per share under a 10b5-1 plan and approximately 5.3 million shares at a final purchase price of $70.07 per share through a modified Dutch auction tender offer. The aggregate cost of share repurchase through the Dutch auction was approximately $370.8 million, excluding related fees and expenses.

At March 31, 2014, there was approximately $282.5 million in authority remaining under the company’s stock repurchase authorization.

The company’s net leverage ratio* was 1.85x at March 31, 2014. The company continues to expect a target net leverage ratio of 1.75x to 2.25x for 2014.

GUIDANCE

A comprehensive 2014 guidance table is included in the “Earnings Release Schedules” section at the end of this release. Beginning in 2015, Outerwall will provide annual guidance only. The company believes annual guidance is a more relevant measurement of the business given its stage of growth, and full-year results capture the varying seasonal patterns of each of its businesses.

For the 2014 full year, the company expects:

•	Consolidated revenue between $2.378 billion and $2.488 billion;

•	Core adjusted EBITDA from continuing operations between $487 million and $527 million;

•	Core diluted EPS from continuing operations between $6.68 and $7.18 on a fully diluted basis;

•	Free cash flow between $200 million and $240 million; and

•	Average diluted shares outstanding between 21.5 million and 21.6 million**.

For the 2014 second quarter, the company expects:

•	Consolidated revenue between $546 million and $576 million;

•	Core adjusted EBITDA from continuing operations between $103 million and $118 million;

•	Core diluted EPS from continuing operations between $1.24 and $1.44 on a fully diluted basis; and

•	Average diluted shares outstanding between 20.4 million and 20.5 million**.

ADDITIONAL INFORMATION

Additional information regarding the company’s 2014 first quarter operating and financial results and guidance are included in the company’s prepared remarks and supplemental slides. These items, as well as this press release, are posted on the Investor Relations section of the corporate website at ir.outerwall.com. The Segment Supplement, which provides historical data in Excel format, is also posted on the website.

CONFERENCE CALL

The company will host a conference call today at 2:00 p.m. PDT (5:00 p.m. EDT) to discuss first quarter 2014 earnings results and second quarter 2014 guidance. The conference call will be webcast live and archived on the Investor Relations section of Outerwall’s website at ir.outerwall.com. A recording of the call will be available approximately two hours after the call ends through May 15, 2014, at 1-888-843-7419 or 1-630-652-3042, passcode 3698 5543.

*Refer to Appendix A for a discussion of Use of Non-GAAP Financial Measures and Core and Non-Core Results.

**Excludes the impact of any future share repurchases for the remainder of 2014

ABOUT OUTERWALL INC.

Outerwall Inc. (Nasdaq: OUTR) has more than 20 years of experience creating some of the most profitable spaces for their retail partners. The company mission is to create a better everyday by delivering breakthrough kiosk experiences that delight consumers and generate revenue for retailers. As the company that brought consumers Redbox® entertainment, Coinstar® money services, and ecoATM® electronics recycling kiosks, Outerwall is leading the next generation of automated retail and paving the way for inventive, scalable businesses. Outerwall™ kiosks are in neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in the United States, Canada, Puerto Rico, the United Kingdom, and Ireland. Learn more at www.outerwall.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “will,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Outerwall Inc.’s anticipated growth and future operating results, including 2014 second quarter and full year results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Outerwall Inc. or its subsidiaries, as well as from risks and uncertainties beyond Outerwall Inc.’s control. Such risks and uncertainties include, but are not limited to,

•	competition from other entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into new businesses, including ecoATM, SAMPLEit and Redbox Instant™ by Verizon,

•	our ability to repurchase stock and the availability of an open trading window,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the timing of new DVD releases and the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	the effective management of our content library,

•	the timing of the release slate and the relative attractiveness of titles in a particular quarter or year,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Outerwall Inc.’s expectations as of the date of this press release. Outerwall Inc. undertakes no obligation to update the information provided herein.

###

(Financial Statements Follow)

Contacts

Media:

Marci Maule

Director of Public Relations

425-943-8277

marci.maule@outerwall.com

Financial Analysts and Investors:

Rosemary Moothart

Director of Investor Relations

425-943-8140

rosemary.moothart@outerwall.com

OUTERWALL INC.

EARNINGS RELEASE SCHEDULES

Quarter Ended March 31, 2014

• Consolidated Statements of Comprehensive Income	8

• Consolidated Balance Sheets	9

• Consolidated Statements of Cash Flows	10

• Business Segment and Enterprisewide Information	11

• 2014 Second Quarter and Full Year Guidance	12

• APPENDIX A

• Use of Non-GAAP Financial Measures	13

• Core and Non-Core Results	13

• Core Adjusted EBITDA From Continuing Operations	14

• Core Diluted EPS From Continuing Operations	14

• Free Cash Flow	15

• Net Debt and Net Leverage Ratio	15

OUTERWALL INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2014	2013
Revenue	$600,369	$573,307
Expenses:
Direct operating	424,645	404,895
Marketing	7,597	7,386
Research and development	3,474	2,307
General and administrative	52,991	53,461
Depreciation and other	49,095	46,580
Amortization of intangible assets	3,848	2,017

Total expenses	541,650	516,646

Operating income	58,719	56,661
Other income (expense), net:
Loss from equity method investments, net	(9,368)	(7,025)
Interest expense, net	(9,645)	(5,533)
Other, net	(1,744)	59

Total other expense, net	(20,757)	(12,499)

Income from continuing operations before income taxes	37,962	44,162
Income tax expense	(14,076)	(16,155)

Income from continuing operations	23,886	28,007
Loss from discontinued operations, net of tax	(711)	(5,403)

Net income	23,175	22,604

Foreign currency translation adjustment	875	(1,914)

Comprehensive income	$24,050	$20,690

Basic earnings (loss) per share:
Continuing operations	$1.00	$1.02
Discontinued operations	(0.03)	(0.20)

Basic earnings per share	$0.97	$0.82

Diluted earnings (loss) per share:
Continuing operations	$0.96	$0.97
Discontinued operations	(0.02)	(0.19)

Diluted earnings per share	$0.94	$0.78

Weighted average shares used in basic per share calculations	23,944	27,493
Weighted average shares used in diluted per share calculations	24,775	28,937

OUTERWALL INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	March 31, 2014	December 31, 2013
Assets
Current Assets:
Cash and cash equivalents	$251,546	$371,437
Accounts receivable, net of allowances of $1,710 and $1,826	56,223	50,296
Content library	179,887	199,868
Prepaid expenses and other current assets	46,665	84,709

Total current assets	534,321	706,310
Property and equipment, net	501,127	520,865
Deferred income taxes	7,952	6,443
Goodwill and other intangible assets	634,842	638,690
Other long-term assets	24,330	24,392

Total assets	$1,702,572	$1,896,700

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$209,219	$236,018
Accrued payable to retailers	118,558	134,140
Other accrued liabilities	146,775	134,127
Current callable convertible debt	50,245	49,702
Current portion of long-term debt and other long-term liabilities	44,531	42,190
Current portion of capital lease obligations	11,989	11,997
Deferred income taxes	25,612	23,143

Total current liabilities	606,929	631,317
Long-term debt and other long-term liabilities	920,763	677,356
Capital lease obligations	8,712	9,364
Deferred income taxes	44,039	58,528

Total liabilities	1,580,443	1,376,565
Commitments and contingencies
Debt conversion feature	899	1,446
Stockholders’ Equity:
Preferred stock, $0.001 par value - 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value - 60,000,000 authorized;
36,623,708 and 36,356,357 shares issued;
20,390,589 and 26,150,900 shares outstanding;	485,537	482,481
Treasury stock	(901,361)	(476,796)
Retained earnings	536,946	513,771
Accumulated other comprehensive income (loss)	108	(767)

Total stockholders’ equity	121,230	518,689

Total liabilities and stockholders’ equity	$1,702,572	$1,896,700

OUTERWALL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2014	2013
Operating Activities:
Net income	$23,175	$22,604
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and other	49,104	46,892
Amortization of intangible assets and deferred financing fees	4,607	2,577
Share-based payments expense	3,765	4,837
Excess tax benefits on share-based payments	(1,710)	(2,069)
Deferred income taxes	(9,564)	10,416
Impairment expense	—	2,546
Loss from equity method investments, net	9,368	7,025
Non-cash interest on convertible debt	547	1,663
Other	(124)	609
Cash flows from changes in operating assets and liabilities	15,137	(55,998)

Net cash flows from operating activities	94,305	41,102
Investing Activities:
Purchases of property and equipment	(26,658)	(33,231)
Proceeds from sale of property and equipment	831	132
Purchases of short term investments	—	(53,000)
Receipt of note receivable principal	—	95
Cash paid for equity investments	(10,500)	(14,000)

Net cash flows used in investing activities	(36,327)	(100,004)
Financing Activities:
Proceeds from issuance of senior unsecured notes	—	343,769
Proceeds from new borrowing on Credit Facility	275,000	—
Principal payments on Credit Facility	(29,375)	(3,281)
Financing costs associated with Credit Facility and senior unsecured notes	—	(302)
Repurchase of convertible debt	(4)	(62,455)
Repurchases of common stock	(421,067)	(46,482)
Principal payments on capital lease obligations and other debt	(3,697)	(3,251)
Excess tax benefits related to share-based payments	1,710	2,069
Withholding tax paid on vesting of restricted stock net of proceeds from exercise of stock options	(1,588)	1,093

Net cash flows from (used in) financing activities	(179,021)	231,160
Effect of exchange rate changes on cash	1,152	(1,700)

Increase (decrease) in cash and cash equivalents	(119,891)	170,558
Cash and cash equivalents:
Beginning of period	371,437	282,894

End of period	$251,546	$453,452

OUTERWALL INC.

BUSINESS SEGMENT AND ENTERPRISEWIDE INFORMATION

(unaudited)

The analysis and reconciliation of the company’s segment information to the consolidated financial statements that follows covers the company’s results of operations, which consists of the Redbox, Coinstar and New Ventures segments. Unallocated general and administrative expenses relate to share-based compensation and expense related to the rights to receive cash issued in connection with our acquisition of ecoATM.

Dollars in thousands

Three Months Ended March 31, 2014	Redbox	Coinstar	New Ventures	Corporate Unallocated	Total
Revenue	$515,656	$68,753	$15,960	$—	$600,369
Expenses:
Direct operating	368,604	37,723	16,339	1,979	424,645
Marketing	5,064	1,006	829	698	7,597
Research and development	8	269	2,416	781	3,474
General and administrative	39,061	7,020	3,800	3,110	52,991

Segment operating income (loss)	102,919	22,735	(7,424)	(6,568)	111,662
Less: depreciation, amortization and other	(40,563)	(8,563)	(3,817)	—	(52,943)

Operating income (loss)	62,356	14,172	(11,241)	(6,568)	58,719
Loss from equity method investments, net	—	—	—	(9,368)	(9,368)
Interest expense, net	—	—	—	(9,645)	(9,645)
Other, net	—	—	—	(1,744)	(1,744)

Income (loss) from continuing operations before income taxes	$62,356	$14,172	$(11,241)	$(27,325)	$37,962

Dollars in thousands

Three Months Ended March 31, 2013	Redbox	Coinstar	New Ventures	Corporate Unallocated	Total
Revenue	$507,920	$65,383	$4	$—	$573,307
Expenses:
Direct operating	366,681	37,656	217	341	404,895
Marketing	6,199	1,053	67	67	7,386
Research and development	4	1,768	455	80	2,307
General and administrative	42,862	6,289	1,606	2,704	53,461

Segment operating income (loss)	92,174	18,617	(2,341)	(3,192)	105,258
Less: depreciation, amortization and other	(40,377)	(8,184)	(36)	—	(48,597)

Operating income (loss)	51,797	10,433	(2,377)	(3,192)	56,661
Loss from equity method investments, net	—	—	—	(7,025)	(7,025)
Interest expense, net	—	—	—	(5,533)	(5,533)
Other, net	—	—	—	59	59

Income (loss) from continuing operations before income taxes	$51,797	$10,433	$(2,377)	$(15,691)	$44,162

OUTERWALL INC.

2014 SECOND QUARTER AND FULL YEAR GUIDANCE

(as of May 1, 2014)

(in millions, except per share amounts)
2014 SECOND QUARTER GUIDANCE	RANGE
Consolidated revenue	$546	to	$576
Core adjusted EBITDA from continuing operations	$103	to	$118
Core diluted EPS from continuing operations(1)	$1.24	to	$1.44
Average diluted shares outstanding(1)	20.4	to	20.5

2014 FULL YEAR GUIDANCE
Consolidated results:
Revenue	$2,378	to	$2,488
Core adjusted EBITDA from continuing operations	$487	to	$527
Core diluted EPS from continuing operations(1)	$6.68	to	$7.18
Free cash flow	$200	to	$240
Average diluted shares outstanding(1)	21.5	to	21.6
Effective tax rate	38.5%	to	39.5%
Segment revenue:
Redbox	$1,949	to	$2,044
Coinstar	$307	to	$312
New Ventures	$122	to	$132

Capital expenditures:
Redbox CAPEX	$22	to	$27
Kiosk, software and other	$7	to	$9
Maintenance	$15	to	$18
Coinstar CAPEX	$15	to	$19
New	$11	to	$14
Maintenance	$4	to	$5
New Ventures	$35	to	$44
Corporate	$28	to	$35

Total CAPEX	$100	to	$125

Net kiosk installations:
Redbox	(50)	to	(450)
U.S.	(500)	to	(700)
Canada	250	to	450
Coinstar	250	to	450
New Ventures	1,000	to	1,300

(1)	Excludes the impact of any future share repurchases for the remainder of 2014

APPENDIX A

Use of Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations;

•	Free cash flow; and

•	Net debt and net leverage ratio.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not directly control. Our non-core adjustments include i) restructuring costs associated with actions to reduce costs in our continuing operations primarily through workforce reductions across the Company, ii) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results, iii) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control, and iv) a tax benefit related to a net operating loss adjustment (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either non-recurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

Core Adjusted EBITDA from continuing operations

Our non-GAAP financial measure core adjusted EBITDA from continuing operations is defined as earnings from continuing operations before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

A reconciliation of core adjusted EBITDA from continuing operations to net income from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended March 31,
Dollars in thousands	2014	2013
Net income from continuing operations	$23,886	$28,007
Depreciation, amortization and other	52,943	48,597
Interest expense, net	9,645	5,533
Income taxes	14,076	16,155
Share-based payments expense(1)	3,765	4,837

Adjusted EBITDA from continuing operations	104,315	103,129
Non-Core Adjustments:
Restructuring costs	469	—
Rights to receive cash issued in connection with the acquisition of ecoATM	3,421	—
Loss from equity method investments	9,368	7,025

Core adjusted EBITDA from continuing operations	$117,573	$110,154

(1)	Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

Core Diluted EPS from continuing operations

Our non-GAAP financial measure core diluted EPS from continuing operations is defined as diluted earnings per share from continuing operations excluding Non-Core Adjustments, net of applicable taxes.

A reconciliation of core diluted EPS from continuing operations to diluted EPS from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended March 31,
	2014	2013
Diluted EPS from continuing operations	$0.96	$0.97
Non-Core Adjustments, net of tax:(1)
Restructuring costs	0.01	—
Rights to receive cash issued in connection with the acquisition of ecoATM	0.11	—
Loss from equity method investments	0.23	0.15
Tax benefit from net operating loss adjustment	(0.04)	—

Core diluted EPS from continuing operations	$1.27	$1.12

(1)	Non-Core Adjustments are presented after-tax using the applicable effective tax rate for the respective periods.

Free Cash Flow

Our non-GAAP financial measure free cash flow is defined as net cash provided by operating activities after capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities.

A reconciliation of free cash flow to net cash provided by operating activities, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended March 31,
Dollars in thousands	2014	2013
Net cash provided by operating activities	$94,305	$41,102
Purchase of property and equipment	(26,658)	(33,231)

Free cash flow	$67,647	$7,871

Net Debt and Net Leverage Ratio

Our non-GAAP financial measure net debt is defined as the total face value of outstanding debt, including capital leases, less cash and cash equivalents held in financial institutions domestically. Our non-GAAP financial measure net leverage ratio is defined as net debt divided by core adjusted EBITDA from continuing operations for the last twelve months (LTM). We believe net debt and net leverage ratio are important non-GAAP measures because they:

•	are used to assess the degree of leverage by management;

•	provide additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities as well as additional information about our capital structure; and

•	are reported quarterly to support covenant compliance under our credit agreement.

A reconciliation of net debt to total outstanding debt including capital leases, the most comparable GAAP financial measure, is presented in the following table:

Dollars in thousands	March 31, 2014	December 31, 2013
Senior unsecured notes	$350,000	$350,000
Term loans	335,000	344,375
Revolving line of credit	255,000	—
Convertible debt(1)	51,144	51,148
Capital leases	20,701	21,361

Total principal value of outstanding debt including capital leases	1,011,845	766,884
Less domestic cash and cash equivalents held in financial institutions	(90,863)	(199,027)

Net debt	920,982	567,857
LTM Core adjusted EBITDA from continuing operations(2)	$499,071	$491,652

Net leverage ratio	1.85	1.15

(1)	The Convertible debt balance on our Consolidated Balance Sheets as of March 31, 2014 and December 31, 2013 included $0.9 million and $1.4 million, respectively, in associated debt discount.
(2)	LTM Core Adjusted EBITDA from continuing operations for the twelve months ended March 31, 2014 and December 31, 2013 was determined as follows:

Dollars in thousands
Core adjusted EBITDA from continuing operations for the three months ended March 31, 2014	$117,573
Add: Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2013(A)	491,652
Less: Core adjusted EBITDA from continuing operations for the three months ended March 31, 2013	(110,154)

LTM Core adjusted EBITDA from continuing operations for the twelve months ended March 31, 2014	$499,071

(A)	Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2013 is obtained from our Annual Report on Form 10-K for the period ended December 31, 2013, where it is reconciled to net income from continuing operations, the most comparable GAAP financial measure, and represents the LTM core adjusted EBITDA from continuing operations we use in our calculation of net leverage ratio as of December 31, 2013.